Exhibit 99.1


            ZiLOG, Inc. Announces Stock Repurchase Program


    SAN JOSE, Calif.--(BUSINESS WIRE)--April 23, 2003--ZiLOG, Inc. (OTCBB: ZILG), a worldwide supplier of microcontrollers announced today that its Board of Directors has approved the repurchase of up to
1.0 million shares of the Company's common stock.
    "We have continued on our path of solid financial performance since our recapitalization last year," said Jim Thorburn, ZiLOG's Chairman of the Board and Chief Executive Officer of the Company. "As our new products begin to gain traction, we believe that this stock repurchase program is in the best interest of our shareholders and is consistent with our focus on creating long-term shareholder value," he concluded.
    ZiLOG's common stock trades on the OTC bulletin board and purchases under the program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending upon market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. As of April 21st, 2003 ZiLOG had approximately 29.8 million shares of common stock issued and outstanding.



    CONTACT: ZiLOG, Inc.
             Perry Grace, 408/558-8500 (CFO)